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                                                                    Exhibit 23.4




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-4 of MeriStar Hotels & Resorts, Inc. of our report dated February 13, 2002, except for the second paragraph of Note 7 and the fourth paragraph of Note 8, as to which the date is February 21, 2002, relating to the financial statements of Interstate Hotels Corporation and subsidiaries and of our report dated
February 13, 2002 relating to the financial statements of FCH/IHC Hotels, L.P., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
June 4, 2002